SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2009

Commission File Number: 333-131599

HIPSO MULTIMEDIA, INC.

(Name of Registrant in Its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	22-3914075 (I.R.S. Employer Identification No.)
550 Chemin du Golf, Suite 202, Ile des Soeurs, Quebec, Canada (Address of Principal Executive Offices)	H3E 1A8 (Zip Code)
514-380-5353 (Issuer’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

Hipso Multimedia, Inc. (the "Company") issued a press release, dated August 7, 2009 entitled-"Hipso Multimedia, Inc.'s (HPSO) Subsidiary, Valtech Communications, Signs Letter of Intent to Purchase 50% Interest in Clovys Communications, Inc. "

The press release is in its entirety below:

Hipso Multimedia, Inc.'s (HPSO) Subsidiary, Valtech Communications, Signs Letter of Intent to Purchase 50% Interest in Clovys Communications, Inc.

ILE DES SOEURS, QC--(August 7, 2009) - Hipso Multimedia, Inc. (OTCBB: HPSO) announces that its wholly owned subsidiary, Valtech Communications, Inc., has entered into a letter of intent with Clovys Communications, Inc. to purchase a 50% equity interest in Clovys.

Clovys has been awarded by the Canadian Radio-Television and Telecommunications Commission ("CRTC"), a Canadian multiplatform television license which permits it to broadcast urban television throughout Canada. Very few licenses are awarded and Clovys as the only license devoted to urban television. Clovys, with its francophone (French culture) multiplatform high definition digital Canadian channel, will specialize in music and urban culture -- targeting the 13- to 34-year-old multiethnic generation. To be launched in the last quarter of 2009, Clovys TV will be the one and only Canadian channel dedicated to the urban culture.

Clovys is designing its programming to set the tone for the current global urban movement that naturally displays intermixing of cultures. Management of Clovys anticipates that it will become a link between the Americas and French-speaking countries. Clovys intends primarily to broadcast videos of urban music's main styles such as hip hop, R&B, soul, rap, dance-hall and world music such as Reggaeton, Zouk, Compa, Rai, Coupe Decale, Roots, Reggae, and Soca. Relying on this strategy, Clovys intends to draw viewers by presenting both tasteful and avant-garde television programs. Urban has become a popular sector in music, television, Internet and clothing. Valtech and Clovys hope to capitalize on the popularity and profitability of the urban marketplace which is becoming a solidly entrenched industry.

Valtech (See www.valtech.ca) provides next generation triple play services, including VoIP, high-speed internet and television services to consumers and wholesale customers. Hipso Multimedia, Inc., through its Valtech subsidiary, is dedicated to combining cutting-edge technology and service in the triple play telecommunications industry. It intends to become a major force in the IPTV (Internet Protocol Television Broadcasting) arena, as well as in DVBT (Digital Video Broadcast Terrestrial) network technology.

Valtech is planning a strategic investment in Clovys to increase the value of its IPTV and its DVBT solutions as well as its international distribution channels through the acquisition of Clovys TV HD's valuable urban music and lifestyle content.

Rene Arbic, President of Hipso and Valtech, stated: "Companies such as BET, headquartered in Washington, D.C., started with a vision of reaching the Black Urban market and became international players which were acquired for billions of dollars. Trace TV in Clichy, France started out much like Clovys six years ago and is now available globally in over 100 countries. Although there is no guarantee that Clovys TV will be as successful as BET and Trace, it is emulating the game plan of these successful ventures. Valtech, through its IPTV technology and its modern distribution channels, intends to become a major player in this modern new wave. If the acquisition of an equity position in Clovys is successfully consummated, Valtech will be first to transport an end-to-end IPTV television channel in North America, thereby merging the two most modern segments of each market: urban content and IPTV transport."

Michel Zgarka, President of Clovys, added, "Unlike the United States, the CRTC grants exclusivity licenses for specific television programming. Thus, after a three-year applications process, Clovys is the only television channel which can broadcast urban and world music. Our programming targets a multicultural audience and will be involved in the artistic activities of disadvantaged cultural communications in major urban centers."

Forward-Looking Statements

All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond the Company's control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIPSO MULTIMEDIA, INC.

Dated: August 10, 2009

By:

/s/ Rene Arbic

Name:   Rene Arbic

President